EXHIBIT 99.4

                         SELECTED QUESTIONS AND ANSWERS
                       ABOUT THE FBWH/NECB REORGANIZATION

       The following are plain language answers to questions shareholders may have about the Reorganization. This information is not intended to be complete and does not include the very important additional information contained in the rest of this Proxy Statement. PLEASE READ THE ENTIRE PROXY STATEMENT to have a better understanding of the Reorganization.

WHAT IS THE REORGANIZATION?

       The Reorganization involves the merger of First Bank of West Hartford ("FBWH") into New England Bank & Trust Company ("NEBT") a banking subsidiary of New England Community Bancorp, Inc. ("NECB"). At the end of the transaction, FBWH will lose its separate existence and become part of NEBT.

WHAT IS NECB?

       NECB is a multi-bank holding company based in Windsor, Connecticut. Its two banking subsidiaries are NEBT, also based in Windsor, and The Equity Bank, based in Wethersfield, Connecticut.

WHAT ARE SHAREHOLDERS OF FBWH BEING ASKED TO DO?

       The Board of Directors of FBWH have approved the Reorganization, caused the Bank to execute the Reorganization Agreement, and recommend that shareholders also approve the Reorganization. The Reorganization requires the approval of at least two-thirds of all of the shares of FBWH Common Stock entitled to vote on this matter.

WHAT HAPPENS IF FBWH SHAREHOLDERS DON'T VOTE?

       If two-thirds of the shares of FBWH Common Stock entitled to vote on the Reorganization are not voted in favor of the Reorganization, the Reorganization can not be completed as contemplated. Accordingly, each FBWH shareholder should make every effort to return his or her proxy card.

WHAT IF MY SHARES ARE HELD IN MY BROKER'S NAME?

       Copies of the Proxy Statement are being sent to all shareholders of record. If your shares are held by a broker, he or she will be sent a Proxy Statement which will in turn be forwarded to you. The broker will request instructions from you as to how you want your shares to be voted, and he or she will vote your shares accordingly.

WHAT WILL I RECEIVE FOR MY FBWH STOCK?

       FBWH stockholders will receive 0.62 shares of NECB Common Stock for each share of FBWH they exchange in the Reorganization. The 0.62 exchange ratio will not change unless the average price of NECB Common Stock for the 20 consecutive trading days prior to the date all conditions to the Reorganization are satisfied is less than $12.80 per share. In that case, the FBWH Board of Directors can determine not to proceed with the Reorganization unless NECB increases the exchange ratio. In any case, fractional share interests will be paid to shareholders in cash.

DO I SEND IN MY FBWH STOCK CERTIFICATES NOW?

       No. A letter will be sent by NECB following the completion of the Reorganization with appropriate instructions.

WILL I BE TAXED ON MY EXCHANGE OF FBWH STOCK FOR NECB STOCK?

       You should review this transaction with your tax advisor for the answer to this question. However, generally, the transaction is subject to receipt of an Internal Revenue Service private letter ruling or opinion of counsel to FBWH to the effect that shareholders will not be subject to recognition of federal income taxation on the exchange, except to the extent of cash received instead of fractional shares.

ARE SHARES OF NECB'S COMMON STOCK LISTED ON AN EXCHANGE?

       NECB's Common Stock is listed on the NASDAQ National Market.

WHY SHOULD I VOTE FOR THE MERGER?

       The Board of Directors of FBWH and NECB unanimously approved the Reorganization. The Board of Directors of FBWH recommends that FBWH shareholders approve the Reorganization, and they and FBWH's principal officers and FBWH's largest shareholder have signed agreements in which they agree to vote all of their shares in favor of the Reorganization. After considering other alternatives, the FBWH Board of Directors believes that NECB is paying a fair price for FBWH shares, that it is an appropriate time for FBWH to become part of a larger institution, and that the Reorganization is generally in the best interests of FBWH shareholders.